EXHIBIT 11


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
EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
-------------------------------------------------------------------------------------------------------------------

                                                                                  Three Months Ended
                                                                                     September 30,
                                                                     ----------------------------------------------
                                                                            1999                      1998

SHARES USED IN DETERMINING BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding                                      4,846,476                 4,816,278
                                                                     ====================      ====================


SHARES USED IN DETERMINING DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding                                      4,846,476                 4,816,278

Net effect of stock options based on the treasury stock
  method using the average market price during the period                         100,640                   180,320
                                                                     --------------------      --------------------

     Total weighted average common and common equivalent
        shares outstanding                                                      4,947,116                 4,996,598
                                                                     ====================      ====================
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